Exhibit 17(e)

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Schedule of investments

October 31, 2009

LEGG MASON CLEARBRIDGE DIVIDEND STRATEGY FUND

SHARES	SECURITY	VALUE
COMMON STOCKS — 94.6%
CONSUMER DISCRETIONARY — 5.2%
	Hotels, Restaurants & Leisure — 1.4%
405,500	McDonald’s Corp.	$23,766,355

	Household Durables — 0.5%
429,160	Leggett & Platt Inc.	8,295,663

	Leisure Equipment & Products — 0.2%
211,700	Mattel Inc.	4,007,481

	Media — 0.7%
340,980	Comcast Corp., Class A Shares	4,944,210
924,180	Reed Elsevier PLC(a)	7,019,987

	Total Media	11,964,197

	Specialty Retail — 2.3%
473,820	Gap Inc.	10,111,319
1,012,020	Home Depot Inc.	25,391,582
223,920	Williams-Sonoma Inc.	4,205,217

	Total Specialty Retail	39,708,118

	Textiles, Apparel & Luxury Goods — 0.1%
30,000	V.F. Corp.	2,131,200

	TOTAL CONSUMER DISCRETIONARY	89,873,014

CONSUMER STAPLES — 15.3%
	Beverages — 2.0%
400,000	Coca-Cola Co.	21,324,000
220,000	PepsiCo Inc.	13,321,000

	Total Beverages	34,645,000

	Food & Staples Retailing — 3.2%
1,217,600	Safeway Inc.	27,189,008
546,700	Wal-Mart Stores Inc.	27,160,056

	Total Food & Staples Retailing	54,349,064

	Food Products — 5.2%
306,000	General Mills Inc.	20,171,520
740,000	H.J. Heinz Co.	29,777,600
533,000	Kraft Foods Inc., Class A Shares	14,668,160
873,530	Unilever PLC, ADR	26,057,400

	Total Food Products	90,674,680

	Household Products — 4.9%
250,000	Colgate-Palmolive Co.	19,657,500
318,000	Kimberly-Clark Corp.	19,448,880
800,940	Procter & Gamble Co.	46,454,520

	Total Household Products	85,560,900

	TOTAL CONSUMER STAPLES	265,229,644

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

LEGG MASON CLEARBRIDGE DIVIDEND STRATEGY FUND

SHARES	SECURITY	VALUE
ENERGY — 12.9%
	Energy Equipment & Services — 2.6%
273,630	Baker Hughes Inc.	$11,511,614
90,000	Diamond Offshore Drilling Inc.	8,572,500
314,890	Halliburton Co.	9,197,937
258,640	Schlumberger Ltd.	16,087,408

	Total Energy Equipment & Services	45,369,459

	Oil, Gas & Consumable Fuels — 10.3%
435,000	BP PLC, ADR	24,629,700
395,739	Chevron Corp.	30,289,863
176,720	ConocoPhillips	8,867,810
750,000	El Paso Corp.	7,357,500
901,109	Exxon Mobil Corp.	64,582,482
125,000	Petroleo Brasileiro SA, ADR	5,777,500
537,000	Southern Union Co.	10,509,090
570,000	Spectra Energy Corp.	10,898,400
275,000	Total SA, ADR	16,519,250

	Total Oil, Gas & Consumable Fuels	179,431,595

	TOTAL ENERGY	224,801,054

FINANCIALS — 14.0%
	Capital Markets — 1.7%
274,700	Bank of New York Mellon Corp.	7,323,502
191,940	Franklin Resources Inc.	20,082,682
71,500	Morgan Stanley	2,296,580

	Total Capital Markets	29,702,764

	Commercial Banks — 0.6%
169,970	Comerica Inc.	4,716,668
1,179,090	KeyCorp	6,355,295

	Total Commercial Banks	11,071,963

	Diversified Financial Services — 4.5%
1,817,620	Bank of America Corp.	26,500,900
1,222,007	JPMorgan Chase & Co.	51,043,232

	Total Diversified Financial Services	77,544,132

	Insurance — 3.2%
483,994	Chubb Corp.	23,483,389
650,000	Travelers Cos. Inc.	32,363,500

	Total Insurance	55,846,889

	Real Estate Investment Trusts (REITs) — 3.8%
1,717,230	Annaly Capital Management Inc.	29,038,359
126,440	AvalonBay Communities Inc.	8,696,543

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Schedule of investments continued

October 31, 2009

LEGG MASON CLEARBRIDGE DIVIDEND STRATEGY FUND

SHARES	SECURITY	VALUE
	Real Estate Investment Trusts (REITs) — 3.8% continued
146,450	Boston Properties Inc.	$8,899,766
2,350,000	Chimera Investment Corp.	8,201,500
186,780	LaSalle Hotel Properties	3,205,145
116,042	Simon Property Group Inc.	7,878,075

	Total Real Estate Investment Trusts (REITs)	65,919,388

	Thrifts & Mortgage Finance — 0.2%
250,000	Hudson City Bancorp Inc.	3,285,000

	TOTAL FINANCIALS	243,370,136

HEALTH CARE — 9.9%
	Health Care Equipment & Supplies — 1.1%
349,832	Baxter International Inc.	18,911,918

	Pharmaceuticals — 8.8%
431,500	Abbott Laboratories	21,820,955
670,000	Bristol-Myers Squibb Co.	14,606,000
928,977	Johnson & Johnson	54,856,092
848,006	Merck & Co. Inc.	26,228,826
538,910	Novartis AG, ADR	27,996,374
189,540	Roche Holding AG, ADR	7,562,646

	Total Pharmaceuticals	153,070,893

	TOTAL HEALTH CARE	171,982,811

INDUSTRIALS — 14.0%
	Aerospace & Defense — 3.9%
71,720	Boeing Co.	3,428,216
792,682	Honeywell International Inc.	28,449,357
91,000	Lockheed Martin Corp.	6,259,890
296,080	Northrop Grumman Corp.	14,842,490
325,000	Raytheon Co.	14,716,000

	Total Aerospace & Defense	67,695,953

	Air Freight & Logistics — 1.2%
397,370	United Parcel Service Inc., Class B Shares	21,330,822

	Commercial Services & Supplies — 1.7%
985,000	Waste Management Inc.	29,431,800

	Electrical Equipment — 1.8%
807,184	Emerson Electric Co.	30,471,196

	Industrial Conglomerates — 4.1%
160,000	3M Co.	11,771,200
850,000	General Electric Co.	12,121,000
887,100	McDermott International Inc.*	19,720,233
198,000	Tyco International Ltd.	6,642,900

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

LEGG MASON CLEARBRIDGE DIVIDEND STRATEGY FUND

SHARES	SECURITY	VALUE
	Industrial Conglomerates — 4.1% continued
350,000	United Technologies Corp.	$21,507,500

	Total Industrial Conglomerates	71,762,833

	Machinery — 1.3%
211,500	Dover Corp.	7,969,320
179,920	PACCAR Inc.	6,730,807
153,410	Parker Hannifin Corp.	8,124,594

	Total Machinery	22,824,721

	TOTAL INDUSTRIALS	243,517,325

INFORMATION TECHNOLOGY — 14.1%
	Communications Equipment — 0.7%
189,990	QUALCOMM Inc.	7,867,486
412,750	Telefonaktiebolaget LM Ericsson, ADR	4,292,600

	Total Communications Equipment	12,160,086

	Computers & Peripherals — 1.5%
212,310	International Business Machines Corp.	25,606,709

	IT Services — 1.3%
550,000	Automatic Data Processing Inc.	21,890,000

	Semiconductors & Semiconductor Equipment — 7.2%
1,703,190	Applied Materials Inc.	20,778,918
925,000	Intel Corp.	17,676,750
869,650	Linear Technology Corp.	22,506,542
1,051,330	Microchip Technology Inc.	25,189,867
2,034,894	Taiwan Semiconductor Manufacturing Co., Ltd., ADR	19,412,889
876,040	Texas Instruments Inc.	20,543,138

	Total Semiconductors & Semiconductor Equipment	126,108,104

	Software — 3.4%
2,121,155	Microsoft Corp.	58,819,628

	TOTAL INFORMATION TECHNOLOGY	244,584,527

MATERIALS — 2.9%
	Chemicals — 1.9%
60,000	Air Products & Chemicals Inc.	4,627,800
400,000	E.I. du Pont de Nemours & Co.	12,728,000
75,000	Ecolab Inc.	3,297,000
226,240	PPG Industries Inc.	12,766,723

	Total Chemicals	33,419,523

	Metals & Mining — 0.3%
33,950	BHP Billiton Ltd., ADR	2,226,441
78,150	Nucor Corp.	3,114,277

	Total Metals & Mining	5,340,718

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Schedule of investments continued

October 31, 2009

LEGG MASON CLEARBRIDGE DIVIDEND STRATEGY FUND

SHARES	SECURITY	VALUE
	Paper & Forest Products — 0.7%
307,961	Weyerhaeuser Co.	$11,191,303

	TOTAL MATERIALS	49,951,544

TELECOMMUNICATION SERVICES — 4.7%
	Diversified Telecommunication Services — 3.0%
1,378,090	AT&T Inc.	35,375,570
370,000	Verizon Communications Inc.	10,948,300
635,000	Windstream Corp.	6,121,400

	Total Diversified Telecommunication Services	52,445,270

	Wireless Telecommunication Services — 1.7%
1,352,968	Vodafone Group PLC, ADR	30,022,360

	TOTAL TELECOMMUNICATION SERVICES	82,467,630

UTILITIES — 1.6%
	Electric Utilities — 0.8%
34,140	American Electric Power Co. Inc.	1,031,711
104,000	Exelon Corp.	4,883,840
175,000	FPL Group Inc.	8,592,500

	Total Electric Utilities	14,508,051

	Multi-Utilities — 0.8%
158,000	PG&E Corp.	6,460,620
150,000	Sempra Energy	7,717,500

	Total Multi-Utilities	14,178,120

	TOTAL UTILITIES	28,686,171

	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENTS (Cost — $1,473,132,459)	1,644,463,856

FACE AMOUNT
SHORT-TERM INVESTMENT — 5.2%
	Repurchase Agreement — 5.2%
$89,651,000	Interest in $499,994,000 joint tri-party repurchase agreement dated 10/30/09 with RBS Securities Inc., 0.070% due 11/2/09; Proceeds at maturity — $89,651,523; (Fully collateralized by various U.S. government & agency obligations, 2.000% to 6.000% due 12/9/09 to 4/23/29; Market value — $91,444,054) (Cost — $89,651,000)	89,651,000

	TOTAL INVESTMENTS — 99.8% (Cost — $1,562,783,459#)	1,734,114,856

	Other Assets in Excess of Liabilities — 0.2%	3,469,642

	TOTAL NET ASSETS — 100.0%	$1,737,584,498

*	Non-income producing security.
(a)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).
#	Aggregate cost for federal income tax purposes is $1,579,149,887.

Abbreviation used in this schedule:

ADR	— American Depositary Receipt

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Statement of assets and liabilities

October 31, 2009

ASSETS:
Investments, at value (Cost — $1,562,783,459)	$1,734,114,856
Foreign currency, at value (Cost — $2)	2
Cash	1,209
Receivable for securities sold	9,389,575
Dividends and interest receivable	2,804,480
Receivable for Fund shares sold	287,002
Prepaid expenses	60,837

Total Assets	1,746,657,961

LIABILITIES:
Payable for securities purchased	6,299,271
Payable for Fund shares repurchased	1,256,383
Investment management fee payable	739,503
Distribution fees payable	184,047
Trustees’ fees payable	20,432
Accrued expenses	573,827

Total Liabilities	9,073,463

TOTAL NET ASSETS	$1,737,584,498

NET ASSETS:
Par value (Note 7)	$1,238
Paid-in capital in excess of par value	1,682,922,213
Undistributed net investment income	699,289
Accumulated net realized loss on investments and foreign currency transactions	(117,369,639)
Net unrealized appreciation on investments and foreign currencies	171,331,397

TOTAL NET ASSETS	$1,737,584,498

Shares Outstanding:
Class 1	86,172,873
Class A	28,805,838
Class B	7,878,106
Class C	720,315
Class I	187,816
Net Asset Value:
Class 1 (and redemption price)	$14.22
Class A (and redemption price)	$13.82
Class B*	$12.89
Class C*	$13.79
Class I (and redemption price)	$13.77
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$14.66

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Statement of operations

For the Year Ended October 31, 2009

INVESTMENT INCOME:
Dividends	$59,194,323
Interest	138,452
Less: Foreign taxes withheld	(549,019)

Total Investment Income	58,783,756

EXPENSES:
Investment management fee (Note 2)	10,119,160
Transfer agent fees (Note 5)	6,890,445
Distribution fees (Notes 2 and 5)	1,969,428
Shareholder reports (Note 5)	253,851
Trustees’ fees	163,466
Legal fees	84,144
Registration fees	82,495
Audit and tax	46,747
Insurance	44,765
Custody fees	34,608
Miscellaneous expenses	17,414

Total Expenses	19,706,523

Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(2,034,699)

Net Expenses	17,671,824

NET INVESTMENT INCOME	41,111,932

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS (NOTES 1 AND 3):
Net Realized Gain (Loss) From:
Investment transactions	(84,305,209)
Foreign currency transactions	7,720

Net Realized Loss	(84,297,489)

Change in Net Unrealized Appreciation/Depreciation From:
Investments	182,400,873
Foreign currencies	7

Change in Net Unrealized Appreciation/Depreciation	182,400,880

NET GAIN ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS	98,103,391

INCREASE IN NET ASSETS FROM OPERATIONS	$139,215,323

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Statements of changes in net assets

FOR THE YEARS ENDED OCTOBER 31,	2009	2008
OPERATIONS:
Net investment income	$41,111,932	$50,005,905
Net realized loss	(84,297,489)	(32,881,480)
Change in net unrealized appreciation/depreciation	182,400,880	(730,090,735)

Increase (Decrease) in Net Assets From Operations	139,215,323	(712,966,310)

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 6):
Net investment income	(41,548,084)	(49,661,937)
Net realized gains	—	(100,578,970)

Decrease in Net Assets From Distributions to Shareholders	(41,548,084)	(150,240,907)

FUND SHARE TRANSACTIONS (NOTE 7):
Net proceeds from sale of shares	98,858,732	118,087,485
Reinvestment of distributions	41,446,426	150,006,370
Cost of shares repurchased	(242,003,797)	(382,584,461)

Decrease in Net Assets From Fund Share Transactions	(101,698,639)	(114,490,606)

DECREASE IN NET ASSETS	(4,031,400)	(977,697,823)

NET ASSETS:
Beginning of year	1,741,615,898	2,719,313,721

End of year*	$1,737,584,498	$1,741,615,898

* Includes undistributed net investment income of:	$699,289	$1,127,721

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31:

CLASS 1 SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$13.35	$19.71	$18.42	$16.90	$16.89

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.34	0.39	0.37	0.34	0.34
Net realized and unrealized gain (loss)	0.87	(5.63)	1.94	2.37	0.02

Total income (loss) from operations	1.21	(5.24)	2.31	2.71	0.36

LESS DISTRIBUTIONS FROM:
Net investment income	(0.34)	(0.39)	(0.37)	(0.35)	(0.35)
Net realized gains	—	(0.73)	(0.65)	(0.84)	—

Total distributions	(0.34)	(1.12)	(1.02)	(1.19)	(0.35)

NET ASSET VALUE, END OF YEAR	$14.22	$13.35	$19.71	$18.42	$16.90

Total return[2]	9.45%	(27.97)%	13.05%	16.92%	2.12%

NET ASSETS, END OF YEAR (MILLIONS)	$1,225	$1,268	$2,025	$2,032	$2,036

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	0.98%	0.86%	0.86%[3]	0.88%	0.94%
Net expenses	0.97 [4,5]	0.86 [5]	0.86 [3,4,5]	0.85 [4]	0.94
Net investment income	2.70	2.33	1.96	2.00	1.99

PORTFOLIO TURNOVER RATE	27%	31%	19%	21%	135%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.85%.

[4]	Reflects fee waivers and/or expense reimbursements.
[5]

As the result of an expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class 1 shares will not exceed the total net annual operating expenses of Class A shares less the 12b-1 differential of 0.25% until December 31, 2011.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31:

CLASS A SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$12.98	$19.19	$17.97	$16.52	$16.47

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.30	0.32	0.29	0.27	0.28
Net realized and unrealized gain (loss)	0.85	(5.48)	1.89	2.32	0.02

Total income (loss) from operations	1.15	(5.16)	2.18	2.59	0.30

LESS DISTRIBUTIONS FROM:
Net investment income	(0.31)	(0.32)	(0.31)	(0.30)	(0.25)
Net realized gains	—	(0.73)	(0.65)	(0.84)	—

Total Distributions	(0.31)	(1.05)	(0.96)	(1.14)	(0.25)

NET ASSET VALUE, END OF YEAR	$13.82	$12.98	$19.19	$17.97	$16.52

Total return[2]	9.16%	(28.23)%	12.58%	16.50%	1.82%

NET ASSETS, END OF YEAR (MILLIONS)	$398	$346	$461	$395	$378
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.73%	1.64%	1.36%[3]	1.43%	1.59%
Net expenses[4,5]	1.25	1.25	1.20 [3]	1.24	1.25
Net investment income	2.40	1.94	1.59	1.62	1.67

PORTFOLIO TURNOVER RATE	27%	31%	19%	21%	135%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.34% and 1.19%, respectively.

[4]	Reflects fee waivers and/or expense reimbursements.
[5]

As the result of an expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class A shares will not exceed 1.25% until December 31, 2011.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31:

CLASS B SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$12.13	$18.01	$16.92	$15.62	$15.55

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.19	0.19	0.15	0.14	0.15
Net realized and unrealized gain (loss)	0.79	(5.13)	1.77	2.18	0.02

Total income (loss) from operations	0.98	(4.94)	1.92	2.32	0.17

LESS DISTRIBUTIONS FROM:
Net investment income	(0.22)	(0.21)	(0.18)	(0.18)	(0.10)
Net realized gains	—	(0.73)	(0.65)	(0.84)	—

Total distributions	(0.22)	(0.94)	(0.83)	(1.02)	(0.10)

NET ASSET VALUE, END OF YEAR	$12.89	$12.13	$18.01	$16.92	$15.62

Total return[2]	8.32%	(28.78)%	11.76%	15.61%	1.09%

NET ASSETS, END OF YEAR (MILLIONS)	$102	$120	$221	$250	$264
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.31%	2.14%	2.14%[3]	2.23%	2.38%
Net expenses[4,5]	2.00	2.00	1.96 [3]	1.96	2.00
Net investment income	1.69	1.20	0.87	0.90	0.93

PORTFOLIO TURNOVER RATE	27%	31%	19%	21%	135%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 2.13% and 1.94%, respectively.

[4]	Reflects fee waivers and/or expense reimbursements.
[5]

As the result of an expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class B shares will not exceed 2.00% until December 31, 2011.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31:

CLASS C SHARES[1]	2009	2008	2007	2006	2005
NET ASSET VALUE, BEGINNING OF YEAR	$12.96	$19.17	$17.95	$16.48	$16.39

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.23	0.25	0.21	0.20	0.18
Net realized and unrealized gain (loss)	0.84	(5.47)	1.88	2.30	0.04

Total income (loss) from operations	1.07	(5.22)	2.09	2.50	0.22

LESS DISTRIBUTIONS FROM:
Net investment income	(0.24)	(0.26)	(0.22)	(0.19)	(0.13)
Net realized gains	—	(0.73)	(0.65)	(0.84)	—

Total distributions	(0.24)	(0.99)	(0.87)	(1.03)	(0.13)

NET ASSET VALUE, END OF YEAR	$13.79	$12.96	$19.17	$17.95	$16.48

Total return[2]	8.55%	(28.55)%	12.07%	15.94%	1.32%

NET ASSETS, END OF YEAR (MILLIONS)	$10	$7	$12	$11	$12
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.78%	1.67%	1.68%[3]	1.73%	1.75%
Net expenses	1.78 [4,5]	1.67	1.67 [3,5]	1.69 [5]	1.75
Net investment income	1.85	1.52	1.13	1.18	1.05

PORTFOLIO TURNOVER RATE	27%	31%	19%	21%	135%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.66%.

[4]

As the result of an expense limitation, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class C shares will not exceed 2.00%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS I SHARES[1]	2009	2008[2]
NET ASSET VALUE, BEGINNING OF YEAR	$12.94	$16.59
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.35	0.25
Net realized and unrealized gain (loss)	0.85	(3.58)

Total income (loss) from operations	1.20	(3.33)

LESS DISTRIBUTIONS FROM:
Net investment income	(0.37)	(0.32)

Total distributions	(0.37)	(0.32)

NET ASSET VALUE, END OF YEAR	$13.77	$12.94

Total return[3]	9.68%	(20.40)%

NET ASSETS, END OF YEAR (MILLIONS)	$3	$1
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	0.87%	0.64%[4]
Net expenses	0.77 [5,6]	0.64 [4]
Net investment income	2.83	2.55 [4]

PORTFOLIO TURNOVER RATE	27%	31%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period March 5, 2008 (inception date) to October 31, 2008.
[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.
[5]

As the result of an expense limitation, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 0.95%.

[6]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason ClearBridge Dividend Strategy Fund (formerly known as Legg Mason Partners Dividend Strategy Fund) (the “Fund”) is a separate diversified investment series of the Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through December 21, 2009, the issuance date of the financial statements.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (formerly Statement of Financial Accounting Standards No. 157) (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Notes to financial statements continued

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach, income approach and/or cost approach, depending on the type of the security and the particular circumstance.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

DESCRIPTION	QUOTED PRICES (LEVEL 1)	OTHER SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	TOTAL
Common stocks†:
Consumer discretionary	$82,853,027	$7,019,987	—	$89,873,014
Other common stocks	1,554,590,842	—	—	1,554,590,842

Total common stocks	$1,637,443,869	$7,019,987	—	$1,644,463,856

Short-term investment†:	—	89,651,000	—	89,651,000

Total	$1,637,443,869	$96,670,987	—	$1,734,114,856

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market daily to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates at the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair values of assets and liabilities, other than investments in securities, at the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(e) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs.

(f) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared and paid on a quarterly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each share class. Fees relating to a specific class are charged directly to that share class.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Notes to financial statements continued

(h) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of October 31, 2009, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(i) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	UNDISTRIBUTED NET INVESTMENT INCOME	ACCUMULATED NET REALIZED LOSS
(a)	$7,720	$(7,720)

(a)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated daily and paid monthly, in accordance with the following breakpoint schedule:

AVERAGE DAILY NET ASSETS	ANNUAL RATE
First $1 billion	0.65%
Next $1 billion	0.60
Next $1 billion	0.55
Next $1 billion	0.50
Over $4 billion	0.45

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to the average net assets of Class A and Class B shares will not exceed 1.25% and 2.00%, respectively, until December 31, 2011. The ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class 1 shares will not exceed the total net annual operating expenses of Class A shares less the 12b-1 differential of 0.25% until December 31, 2011.

As a result of an expense limitation, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than brokerage, taxes and extraordinary expenses, to average net assets of Class C and Class I shares will not exceed 2.00% and 0.95%, respectively. This expense limitation cannot be terminated prior to December 31, 2011 without the Board of Trustees’ consent.

During the year ended October 31, 2009, LMPFA waived a portion of its fee and/or reimbursed expenses in the amount of $2,034,699.

The manager is permitted to recapture amounts previously forgone or reimbursed to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below an expense limitation (“expense cap”). In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Notes to financial statements continued

For the year ended October 31, 2009, LMIS and its affiliates received sales charges of approximately $342,000 on sales of the Fund’s Class A shares. In addition, for the year ended October 31, 2009, CDSCs paid to LMIS and its affiliates were approximately:

	CLASS A		CLASS B	CLASS C
CDSCs	$0	*	$11,000	$2,000

*	Amount represents less than $1,000.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended October 31, 2009, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$410,902,602
Sales	512,719,861

At October 31, 2009, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$255,051,032
Gross unrealized depreciation	(100,086,063)

Net unrealized appreciation	$154,964,969

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 (formerly Statement of Financial Accounting Standards No. 161) (“ASC Topic 815”) requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended October 31, 2009, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan, the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% and 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

For the year ended October 31, 2009, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES*
Class 1	—	$3,471,344	$96,068
Class A	$866,714	2,773,446	53,534
Class B	1,015,883	632,162	18,967
Class C	86,831	9,551	410
Class I	—	3,942	60

Total	$1,969,428	$6,890,445	$169,039

*	For the period November 1, 2008, through September 16, 2009. Subsequent to September 16, 2009, these expenses were accrued as common fund expenses.

For the year ended October 31, 2009 waivers and/or reimbursements by class were as follows:

WAIVERS/ REIMBURSEMENTS
Class 1	$49,591
Class A	1,671,922
Class B	310,980
Class C	204
Class I	2,002

Total	$2,034,699

6. Distributions to shareholders by class

	YEAR ENDED OCTOBER 31, 2009	YEAR ENDED OCTOBER 31, 2008
Net Investment Income:
Class 1	$30,771,868	$38,795,573
Class A	8,625,066	8,388,371
Class B	1,917,155	2,309,225
Class C	173,517	152,456
Class I	60,478	16,312	*

Total	$41,548,084	$49,661,937

Net Realized Gains:
Class 1	—	$73,774,675
Class A	—	17,624,389
Class B	—	8,734,182
Class C	—	445,724
Class I	—	—	*

Total	—	$100,578,970

*	For the period March 5, 2008 (inception date) to October 31, 2008.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Notes to financial statements continued

7. Shares of beneficial interest

At October 31, 2009, the Fund had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	YEAR ENDED OCTOBER 31, 2009		YEAR ENDED OCTOBER 31, 2008
	SHARES	AMOUNT	SHARES	AMOUNT
Class 1
Shares sold	—	—	—	—
Shares issued on reinvestment	2,433,945	$30,771,274	6,281,338	$112,570,248
Shares repurchased	(11,241,233)	(139,990,346)	(14,041,747)	(235,672,845)

Net decrease	(8,807,288)	$(109,219,072)	(7,760,409)	$(123,102,597)

Class A
Shares sold	6,632,679	$81,096,945	6,088,135	$99,794,638
Shares issued on reinvestment	693,064	8,539,009	1,483,325	25,876,697
Shares repurchased	(5,145,899)	(62,946,534)	(4,991,006)	(80,850,105)

Net increase	2,179,844	$26,689,420	2,580,454	$44,821,230

Class B
Shares sold	1,069,345	$12,193,989	1,021,432	$15,578,384
Shares issued on reinvestment	167,385	1,912,543	664,832	11,008,199
Shares repurchased	(3,193,626)	(36,463,309)	(4,126,759)	(63,235,729)

Net decrease	(1,956,896)	$(22,356,777)	(2,440,495)	$(36,649,146)

Class C
Shares sold	332,636	$4,052,716	82,746	$1,277,865
Shares issued on reinvestment	13,526	165,640	30,435	534,914
Shares repurchased	(187,340)	(2,284,416)	(175,601)	(2,823,910)

Net increase (decrease)	158,822	$1,933,940	(62,420)	$(1,011,131)

Class I
Shares sold	123,887	$1,515,082	85,265 *	$1,436,598 *
Shares issued on reinvestment	4,693	57,960	1,072 *	16,312 *
Shares repurchased	(26,981)	(319,192)	(120)*	(1,872)*

Net increase	101,599	$1,253,850	86,217 *	$1,451,038 *

*	For the period March 5, 2008 (inception date) to October 31, 2008.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal years ended October 31, were as follows:

	2009	2008
Distributions Paid From:
Ordinary income	$41,548,084	$57,960,397
Net long-term capital gains	—	92,280,510

Total taxable distributions	$41,548,084	$150,240,907

As of October 31, 2009, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$731,644
Capital loss carryforward*	(101,003,211)
Other book/tax temporary differences(a)	(32,355)
Unrealized appreciation/(depreciation)(b)	154,964,969

Total accumulated earnings/(losses) — net	$54,661,047

*	As of October 31, 2009, the Fund had the following net capital loss carryforward remaining:

YEAR OF EXPIRATION	AMOUNT
10/31/2016	$(29,073,482)
10/31/2017	(71,929,729)

$(101,003,211)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to book/tax differences in the timing of the deductibility of various expenses.

(b)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales.

9. Regulatory matters

On May 31, 2005, the Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management, LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Notes to financial statements continued

transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange, among other things, for a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”).

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Notes to financial statements continued

The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

* * *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 9. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses. The five actions were subsequently consolidated, and a consolidated complaint was filed.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgement was later entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Legg Mason ClearBridge Dividend Strategy Fund 2009 Annual Report

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason ClearBridge Dividend Strategy Fund (formerly Legg Mason Partners Dividend Strategy Fund), a series of Legg Mason Partners Equity Trust, as of October 31, 2009, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2009, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason ClearBridge Dividend Strategy Fund as of October 31, 2009, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 21, 2009